Exhibit 3.1

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

MARATHON BAR CORP.

MARATHON BAR CORP. (the “Corporation”) a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: Pursuant to Unanimous Written Consent of the Board of Directors of the Corporation on July 12, 2013, a new effective date for the Certificate of Amendment to the Certificate of Incorporation of the Corporation filed with the State of Delaware on July 8, 2013 was approved as set forth herein.

SECOND: That the new effective time and date for the above-mentioned Certificate of Amendment has been consented to and authorized by the holders of a majority of the issued and outstanding stock of the Corporation entitled to vote by written consent in lieu of meeting in accordance with Section 228 of the General Corporation Law of the State of Delaware.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: The Certificate of Amendment filed by the Corporation on July 8, 2013 shall be effective as of 1 p.m. Eastern Standard Time on July 24, 2013.

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed this 12th day of July, 2013.

By:	/s/ Israel Menahem Vizel
Israel Menahem Vizel, President